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Exhibit 99.1


                                  PRESS RELEASE


GLOBIX ANNOUNCES SHAREHOLDERS MEETINGS TO FINALIZE NEON MERGER

NEW YORK, NY (FEBRUARY 17, 2005) -- Globix Corporation (OTCBB:GBXX), a leading provider of application, media and infrastructure management services and NEON Communications, Inc., a facilities based communications provider of high bandwidth services and solutions, announced today that they will hold shareholders meetings on Monday, March 7, 2005 on the proposed merger and related matters.

Upon shareholder approval and the closing of the transaction, NEON will become a wholly owned subsidiary of Globix. Closing of the transaction is expected to take place shortly after shareholder approval.

The proxy statement/prospectus relating to the two shareholders meetings has been mailed to all shareholders of NEON and Globix. Mailing commenced on February 14, 2005. Copies of the Registration Statement on Form S-4, of which the proxy statement/prospectus forms a part, are available without charge at the SEC website at www.sec.gov or on the Globix web site at www.golbix.com. Copies of the related proxy cards may be obtained without charge from Globix upon written request or by calling 212-334-8500. Shareholders are urged to read the proxy statement/prospectus.

In the merger, shareholders of NEON will receive 1.2748 shares of Globix common stock for each share of NEON common stock, and 2.0833 shares of a new class of Globix preferred stock, plus cash in the amount of $3.75 for each share of NEON preferred stock, treating all accrued but unpaid dividends as having been paid in shares of NEON preferred stock immediately prior to the merger. The new class of Globix preferred stock accrues an annual dividend of 6% on a liquidation preference of $3.60 per share, and is convertible at any time into shares of Globix common stock on a one-to-one basis. The Globix preferred stock generally may be redeemed by Globix at its option, but is not generally subject to redemption at the option of the holders except upon a change in control. The merger is also conditioned upon a debt for equity exchange where, in a private transaction, certain of Globix's senior secured note holders will exchange $12.5 million in principal and accrued interest of its 2008 senior notes for approximately 4,545,455 shares of Globix common stock.

In connection with the closing of the merger, Globix has applied for listing of its shares of common stock on the American Stock Exchange.



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ABOUT NEON:
NEON Communications, Inc. (http://www.neoninc.com) is a privately held facilities-based wholesale provider of high bandwidth, advanced optical networking solutions and services to communications companies and enterprise customers on intercity, regional, and metro networks in the Northeast and mid-Atlantic markets. The Company's corporate headquarters is located at 2200 West Park Drive, Westborough, Massachusetts 01581.

ABOUT GLOBIX:
Globix Corporation (OTCBB:GBXX) is a leading provider of application, media and infrastructure management services. Globix provides flexible business solutions that combine skills, support, technology and experience to enable our customers to use the Internet as a way to provide business benefits and sustain a competitive advantage. By managing complex application, media and infrastructure environments, Globix helps its clients protect Internet revenue streams, improve user satisfaction and reduce technology operating costs and risks. Globix clients include operating divisions of Fortune 100 companies as well as mid-sized enterprises in a number of vertical markets including media and publishing, technology, financial services, health care and government. Globix and its subsidiaries have operations in New York, NY; London, UK; Santa Clara, CA; Fairfield, NJ; Fairfax, VA; and Atlanta, GA. For more information, visit the Globix Website at http://www.globix.com.

RISK FACTORS AND FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These statements are based on current information and expectations and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the company's ability to retain existing customers and attract new customers; its ability to match its operating cost structure with revenue to achieve positive cash flow; the sufficiency of existing cash and cash flow to complete the company's business plan and fund its working capital requirements; the insolvency of vendors and other parties critical to the company's business; the company's existing debt obligations and history of operating losses; its ability to integrate, operate and upgrade or downgrade its network; the company's ability to recruit and retain qualified personnel needed to staff its operations; potential market or technological changes that could render the company's products or services obsolete; changes in the regulatory environment; and other changes that are discussed in the company's Annual Report on Form 10-K and other documents that the company files with the SEC.

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MEDIA CONTACT:
Amanda Dempsey
Globix Corporation
Director, Marketing Communications
212-625-7656